Exhibit 99.1

AVIALL PRICES $200 MILLION SENIOR NOTE OFFERING

DALLAS, TEXAS, June 25, 2003 — Aviall, Inc. (NYSE: AVL) (“Aviall”), announced today that has agreed to sell $200 million of 7 5/8% Senior Notes due 2011 (the “Notes”) in an offering exempt from the registration requirements of the Securities Act of 1933. The offering is subject to closing conditions and is expected to close on June 30, 2003.

Aviall intends to apply the net proceeds of the offering to redeem the entire principal amount of Aviall Services’ outstanding 14% Senior Notes due 2007 and to reduce outstanding indebtedness under the senior secured revolving credit facility of Aviall Services, whose obligations are guaranteed by Aviall and its other domestic subsidiaries. Contemporaneously with the closing of the Notes offering, Aviall will enter into an amended and restated senior secured revolving credit facility with its senior lenders which will retain the facility at its present commitment of $200 million.

The Notes will be offered in a private offering only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 (the “Securities Act”) or to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold absent such registration or an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those expected in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures, shifts in market demand, general economic conditions and other factors including, among others, those that affect flight activity in military, commercial, business and general aviation, the business activities of the Company’s customers and suppliers and developments in information and communications technology. The forward-looking statements speak only as of the date of this release and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

About Aviall

Aviall is a leading solutions provider of aftermarket supply-chain management services for the aviation and marine industries. As the world’s largest independent provider of new aviation parts and related aftermarket services, the Aviall Services business unit markets and distributes products for 200 manufacturers and stocks approximately 34,000 line items from customer service centers located in North America, Europe and Asia-Pacific. Aviall Services also supports a full line of aviation batteries, hoses, wheels and brake services. The Inventory Locator Service (ILS) business unit, headquartered in Memphis, Tennessee, provides information and enables commerce via its global electronic marketplace to enable subscribers to buy and sell commercial aviation and marine parts, equipment and services. Additional information on Aviall is available via the Internet at www.aviall.com.